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                                                                   Exhibit 10.12

                              EMPLOYMENT AGREEMENT

      EMPLOYMENT AGREEMENT ("Agreement"), made as of July 5, 1999, by and between CONSOLIDATED CONTAINER COMPANY LLC, a Delaware limited liability company (the "Company"), and PETER BERNON ("Executive").

                                    RECITALS

      Executive is willing to accept employment and perform services for the Company, on the terms and conditions hereinafter set forth.

      It is therefore hereby agreed by and between the parties as follows:

      1. EMPLOYMENT.

      1.1 Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the Term (as hereinafter defined) as its Executive Vice President. In his capacity as Executive Vice President, Executive shall, subject to Section 1.2 hereof, be in charge of resin purchasing and acquisitions and shall report to the Company's Management Committee (the "Committee"). Executive shall be provided with secretarial and other support personnel and an office in Franklin, Massachusetts as are reasonably necessary for him to carry out his duties and responsibilities hereunder.

      1.2 Subject to the terms and conditions of this Agreement, Executive hereby accepts employment as the Company's Executive Vice President, commencing on the date hereof, and agrees, to the best of his ability, experience and talent, to the performance of services, duties and responsibilities in connection therewith. Executive shall perform such duties and exercise such powers, commensurate with his position, as the Executive Vice President of the

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Company, as the Committee shall from time to time delegate to him on such terms and conditions and subject to such restrictions as such Committee may reasonably from time to time impose.

      1.3 Nothing in this Agreement shall require the Executive to work any particular number of hours per week or days per year or preclude Executive, so long as in the reasonable determination of the Committee such activities do not materially interfere with his duties and responsibilities hereunder, from engaging in charitable and community affairs or from engaging in any other activity; provided, however, that during the Term, no such other activity shall directly or indirectly involve the undertaking of any activity which Suiza is prohibited to engage in pursuant to Section 7.7 of the Limited Liability Company Agreement (the "LLC Agreement") of Holdings.

      2. Term of Employment. Executive's term of employment under this Agreement (the "Term") shall commence on the date hereof and, subject to the terms hereof, shall terminate on the earlier of (i) the second anniversary of the date hereof (the "Termination Date") or (ii) the termination of Executive's employment pursuant to Section 6 of this Agreement; PROVIDED, HOWEVER, that any termination of employment by Executive (other than for death or Permanent Disability) may only be made upon 30 days prior written notice to the Company.

      3. Compensation.

      3.1 Salary. The Company shall pay Executive a salary (the "Salary") at the rate of $325,000 per annum for the period commencing on the beginning of Executive's term of employment hereunder and ending on the expiration of the Term. The Salary shall be payable in accordance with the ordinary payroll practices of the Company. The Salary shall be reviewed by the Committee annually beginning in January 2000 and any increase in the Salary shall be in the
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discretion of the Committee and, as so increased, shall constitute "Salary"
hereunder. Salary may not be reduced below $325,000 per annum.

      3.2 Annual Bonus. In addition to his Salary, Executive shall be eligible to participate in the Company's annual bonus plan for executive employees (the "Bonus Plan", and any award or payment under the Bonus Plan, the "Bonus") during the Term and shall have a target bonus (the "Target Bonus") equal to 50% of the Salary and a maximum bonus (the "Maximum Bonus") of 100% of Salary, in each case based upon performance criteria for participants in the Bonus Plan determined by the Committee in its sole discretion.

      3.3 Compensation Plans and Programs. Executive shall be eligible to participate in any compensation plan or program maintained by the Company in which other senior executives of the Company participate on terms comparable to those applicable to such other senior executives.

      4. Employee Benefits.

      4.1 Employee Benefit Programs, Plans and Practices. The Company shall provide Executive during the Term with coverage under all employee pension and welfare benefit programs, plans and practices (commensurate with his positions in the Company and to the extent permitted under any employee benefit plan) in accordance with the terms thereof, which the Company makes generally available to its senior executives. In addition (but without duplication), during the Term, the Company shall make available to the Executive fringe benefits which are substantially similar to the fringe benefits made available to the Executive by Franklin Plastics, Inc. prior to the date hereof.

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      4.2 Vacation. Executive shall be entitled each year to vacation to be taken on a basis consistent with his vacation taken prior to the date hereof while an Employee of Franklin Plastics, Inc., at mutually convenient times, during which time Salary shall be paid in full.

      5. Expenses. Executive is authorized to incur reasonable costs and expenses in carrying out his duties and responsibilities under this Agreement, including, without limitation, expenses for travel and similar items related to such duties and responsibilities. The Company will reimburse Executive for all such expenses upon presentation by Executive from time to time of appropriately itemized and approved (consistent with the Company's policy for its senior executives) accounts of such expenditures.

      6. Termination of Employment.

      6.1 Termination Not for Cause or for Good Reason. (a) The Company may terminate Executive's employment at any time for any reason. If Executive's employment is terminated by the Company, other than for Cause (as defined in Section 6.4(b) hereof) or as a result of Executive's death or Permanent Disability (as defined in Section 6.2 hereof), or if Executive terminates his employment for Good Reason (as defined in 6.1(c) hereof), in each case prior to the expiration of the Term, Executive shall receive such payments and benefits, IF ANY, under applicable plans or programs (including but not limited to those referred to in Sections 3.3, 3.4, and 4.1 hereof), to which he is entitled pursuant to the terms of such plans or programs as if he were an employee of the Company through the second anniversary of the date hereof. In addition, Executive shall be entitled to receive an amount (the "Termination Amount") equal to the additional Salary and Target Bonus the Executive would have received had he remained employed by the Company until the second anniversary of the date hereof (calculated as if he would have been entitled to a bonus at the Target Bonus level pursuant to the bonus plan for such

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period). The Salary component of the Termination Amount shall be paid in a lump sum on the date of termination and the Target Bonus component of the Termination Amount shall be payable as if he had remained employed by the Company through the second anniversary of the date hereof. In addition, Executive shall be entitled to receive a cash lump sum payment in respect of accrued but unused vacation days (not to exceed 4 weeks of Salary) (the "Vacation Payment") and to compensation earned but not yet paid (the "Compensation Payment") and to continued coverage until the second anniversary of the date hereof under any employee medical and life insurance plans in accordance with the respective terms thereof (unless such coverage is provided by Executive's subsequent employer).

      (b) The Compensation Payment shall be paid by the Company to Executive within 30 days after the termination of Executive's employment.

      (c) For purposes of this Agreement, "Good Reason" shall mean any of the following (without Executive's express prior written consent):

            (i) (A) any reduction in the amount of the Executive's Salary, (B) any reduction in Executive's potential Target Bonus or Maximum Bonus, or
      (C) any significant reduction in the value of the Executive's benefits in effect from time (unless in the case of this clause C, such reduction is pursuant to a general change in the compensation or benefits applicable to all similarly situated employees of the Company or its affiliates);

            (ii) (A) the removal of the Executive from the Executive's position as an Executive Vice President of the Company (or as Executive Vice President of any successor to the operations of the Company) or (B) any other significant reduction in the nature or status of the Executive's duties or responsibilities; or

            (iii) the transfer of the Executive's principal place of employment to a metropolitan area other than Boston metropolitan area.

      6.2 Permanent Disability. If the Executive suffers a "permanent and total disability" within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended ("Permanent Disability"), the Company or Executive may terminate Executive's

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employment on written notice thereof, and Executive shall receive or commence receiving, as soon as practicable:

            (i) until the second anniversary of the date hereof, monthly payments equal to the excess of (a) one-twelfth of the Salary over (b) any amounts payable during such month pursuant to the terms of a disability insurance policy or similar arrangement, if any;

            (ii) the Compensation Payment and the Vacation Payment;

            (iii) the Target Bonus in respect of the fiscal year in which his termination occurs, prorated by a fraction, the numerator of which is the number of days of the fiscal year until termination and the denominator of which is 365 (the "Prorated Bonus"); and

            (iv) such payments under applicable plans or programs, including but not limited to those referred to in Sections 3.3 and 4.1 hereof, to which he is entitled pursuant to the terms of such plans or programs.

      6.3 Death. In the event of Executive's death during the Term Executive's estate or designated beneficiaries shall receive or commence receiving, as soon as practicable:

            (i) amounts payable pursuant to the terms of a life insurance policy or similar arrangement, if any;

            (ii) the Compensation Payment and the Vacation Payment;

            (iii) the Prorated Bonus; and

            (iv) such payments under applicable plans or programs, including but not limited to those referred to in Sections 3.3 and 4.1 hereof, to which Executive's estate or designated beneficiaries are entitled pursuant to the terms of such plans or programs.

      6.4 Voluntary Termination by Executive; Discharge for Cause. (a) The Company shall have the right to terminate the employment of Executive for Cause. In the event that Executive's employment is terminated by the Company for Cause, as hereinafter defined, or by Executive other than for Good Reason or other than as a result of the Executive's Permanent Disability or death, during the Term, Executive shall only be entitled to receive the Compensation Payment and Executive shall not be entitled, among other things, to the payment

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of any Bonus in respect of all or any portion of the fiscal year in which such termination occurs. After the termination of Executive's employment under this
Section 6.4, the obligations of the Company under this Agreement to make any further payments (except for the Compensation Payment and the Vacation Payment), or provide any benefits specified herein, to Executive shall thereupon cease and terminate except as otherwise required by law.

      (b) As used herein, the term "Cause" shall be limited to (i) willful misconduct by Executive in connection with his employment, (ii) continuing refusal by Executive to perform his duties hereunder or any lawful direction of the Committee as required under Section 1.2, after notice of any such refusal to perform such duties or direction was given to Executive, as well as an opportunity to cure , (iii) any breach by Executive of Section 12 of this Agreement or any non-compete, non-solicitation or confidentiality covenant made by the Executive to the Company, Suiza Foods Corporation ("Suiza"), Franklin Plastics, Inc. ("Franklin"), Holdings or any of their respective subsidiaries or
(iv) the conviction of Executive for (a) any felony or (b) a misdemeanor involving moral turpitude. Termination of Executive pursuant to this Section 6.4 shall be made by delivery to Executive of a copy of a resolution duly adopted in good faith by the affirmative vote of not less than a majority of the Committee members at a meeting of the Committee called and held for the purpose (after 30 days prior written notice to Executive and reasonable opportunity for Executive to be heard before the Committee prior to such vote), finding that in the reasonable judgment of such Committee, Executive was guilty of conduct set forth in any of clauses (i) through (iv) above and specifying the particulars thereof.

      7. Mitigation of Damages. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise after the termination of his employment hereunder.

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        8. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

        To the Company:

                 Consolidated Container Company LLC
                 2515 McKinney Avenue
                 Suite 855
                 Dallas, TX  75201

        with copies to:

                 James P. Kelley, Managing Director
                 Vestar Capital Partners
                 1225 Seventeenth Street, Suite 1660
                 Denver, CO 80202

        and

                 Alvin H. Brown, Esq.
                 Simpson Thacher & Bartlett
                 425 Lexington Avenue
                 New York, New York  10017

        To Executive:

                 Peter Bernon
                 9 Manadnock Road
                 Wellesley, MA  02481

        with a copy to:

                 Charles W. Robins, Esq.
                 Hutchins, Wheeler & Dittmar
                 101 Federal Street
                 Boston, MA  02110

Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of mailing shall constitute the time at which notice was given.

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      9. Separability; Legal Fees. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. Each party shall bear the costs of any legal fees and other fees and expenses which may be incurred in respect of enforcing its respective rights under this Agreement.

      10. Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to (i) any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder or
(ii) Suiza.

      11. Amendment. This Agreement may only be amended by written agreement of the parties hereto.

      12. Nondisclosure of Confidential Information. (a) Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company, Suiza, Franklin, Reid, Holdings or any of their respective affiliates, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order

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Executive to divulge, disclose or make accessible such information. For purposes of this Section 12(a), "Confidential Information" shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company, Suiza, Franklin, Reid, Holdings and all of their respective affiliates (the "Restricted Group") or customers, that, in any case, is not otherwise available to the public (other than by Executive's breach of the terms hereof).

      (b) Executive agrees that any breach of the covenants contained in this
Section 12 would irreparably injure the Company. Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive.

      13. Beneficiaries; References. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

      14. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 14 are in addition to the survivorship provisions of any other section of this Agreement.

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      15. Governing Law and Venue. This Agreement shall be construed under and governed by the laws of the State of Delaware applicable to contracts made and to be performed therein and the parties hereto agree to submit themselves to the jurisdiction of the federal and state courts of the State of Delaware for the purpose of any suit, action or other proceeding arising out of this Agreement; PROVIDED, HOWEVER, that in the event of the Executive's breach of the provisions of Section 12 hereof, the Company may bring an action in any jurisdiction in which the Company reasonably believes the Executive has breached those provisions and the Executive agrees to submit to the courts of such jurisdiction.

      16. Effect on Prior Agreements. This Agreement contains the entire understanding between the parties hereto and supersedes in all respects any prior or other agreement or understanding between the Company or any affiliate of the Company (other than Suiza) and Executive regarding Executive's employment. The Option Agreement, the Registration Rights Agreement and the LLC Agreement shall remain in effect.

      17. Withholding. The Company shall be entitled to withhold from payment any amount of withholding required by law.

      18. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

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      IN WITNESS WHEREOF, the parities hereto have executed this Agreement as of the date first written above.


                                        CONSOLIDATED CONTAINER
                                        COMPANY LLC


                                        By: /s/ John R. Woodard
                                           ---------------------------
                                          Name:  John R. Woodard
                                          Title: Vice President

                                        /s/ Peter M. Bernon
                                        ------------------------------
                                        PETER M. BERNON